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                                                                      EXHIBIT 11

                             INTERVISUAL BOOKS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                              Nine Months Ended               Three Months Ended
                                                September 30                      September 30
                                        ----------------------------      ---------------------------
                                           1997             1996             1997            1996
                                        -----------      -----------      -----------     -----------
Ending Market Price Per Share           $      1.63      $      2.00      $      1.63     $      2.00
                                        ===========      ===========      ===========     ===========
Average Market Price Per Share          $      1.71      $      2.22      $      1.54     $      2.04
                                        ===========      ===========      ===========     ===========

PRIMARY EARNINGS PER SHARE:
Net Income                              $  (287,236)     $  (195,547)     $   549,597     $   207,316

Weighted average number of
 shares outstanding                       4,782,798        4,782,798        4,782,798       4,782,798

Contingent shares relating to:(1)
   Employment contract                       82,927          217,947           45,946         179,082
   Incentive stock options                   49,463            5,096           27,405           1,082
   Non-qualified stock options               19,707            5,150           10,919             204
   Directors options                              0              172                0               0
                                        -----------      -----------      -----------     -----------
Adjusted weighted average
 number of shares outstanding             4,934,895        5,011,163        4,867,068       4,963,166
                                        -----------      -----------      -----------     -----------
Primary earnings per share              $     (0.06)     $     (0.04)     $      0.12     $      0.04
                                        ===========      ===========      ===========     ===========

FULLY DILUTED EARNINGS PER SHARE:
Net Income                              $  (287,236)     $  (195,547)     $   549,597     $   207,316

Weighted average number of
 shares outstanding                       4,782,798        4,782,798        4,782,798       4,782,798

Contingent shares relating to:(1)
   Employment contract                       82,927          217,947           65,385         179,082
   Incentive stock options                   49,463            5,096           39,000           1,082
   Non-qualified stock options               19,707            5,150           15,538             204
   Directors options                              0              172                0               0
                                        -----------      -----------      -----------     -----------
Adjusted weighted average
 number of shares outstanding             4,934,895        5,011,163        4,902,721       4,963,166
                                        -----------      -----------      -----------     -----------
Fully diluted earnings per share(2)     $     (0.06)     $     (0.04)     $      0.12     $      0.04
                                        ===========      ===========      ===========     ===========

(1)  Contingent shares:

        Primary common stock equivalents are assumed to be repurchased at average market price.

        Fully diluted common stock equivalents are assumed to be repurchased at the greater of average or ending market price.

(2) Fully diluted earnings per share for the three and nine month periods ended September 30, 1997 and 1996

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